EXHIBIT 99.1

Press Release

Contact: Peter Nasca

Ft. Lauderdale: 954-473-0677

Chicago: 312-421-0723

pnasca@pnapr.com

XSTREAM BEVERAGE NETWORK, INC. COMPLETES SALE OF WHOLLY
OWNED SUBSIDIARY TO GLOBAL BEVERAGE SOLUTIONS, INC.

FORT LAUDERDALE, Fla., March 1, 2007 - XStream Beverage Network, Inc. (OTCBB: XSBV) (“XStream Beverage”) an emerging developer, marketer and distributor of new age beverages, today announced it has completed the sale, pursuant to a merger transaction, of its wholly owned subsidiary, Beverage Network of Maryland, Inc., with a subsidiary of Global Beverage Solutions, Inc. (OTCBB: GBVS) (“Global Beverage”).   Global Beverage is a registered business development company (BDC) which invests in a portfolio of companies in the beverage industry.   Among its current holdings is Rudy Beverages, Inc., founded by Notre Dame Football player Daniel “Rudy” Ruettiger.

According to terms of the merger agreement, XStream Beverage will receive 60,500,000 shares of Global Beverage common stock. In addition, Global Beverage will issue a $2 million note payable to XStream Beverage.  The transaction was effected through Global Merger Corp., a wholly owned subsidiary of Global Beverage.

XStream Beverage Chairman & CEO Ted Farnsworth said that the sale of its subsidiary will enable XStream Beverage to reduce its debt and further enhance shareholder value.

“Once our debt is satisfied, we intend on exploring various options on how we might benefit our shareholders,” said Farnsworth.  “This could include possible distributions and dividends.”

XStream Beverage first acquired the assets of Beverage Network of Maryland, Inc. (formally Master Distributors, Inc.) in July 2004.  Beverage Network of Maryland, Inc.  had revenues of $10.2 million in 2005 with EBITDA of $426,000.

Farnsworth said that XStream Beverage also intends to sell its brands in a separate transaction.

“We feel that with all the interest in the New Age beverage category this is the perfect time to take advantage of the demand for quality products, specifically those that fit growing niche markets such as the energy drink sector,” Farnsworth said. “Other entities have already expressed keen interest in our Maui Juice, Chinese Rocket Fuel and Squeeze Soda brands.”

Now that the merger is complete Farnsworth will continue to serve on XStream Beverage’s board of directors.

XStream Beverage President Jerry Pearring will step down from his executive and board positions at XStream Beverage to serve on the board of directors of Global Beverage and become the Chief Executive Officer of Global Beverage following the transition.

“We want to assure our shareholders that XStream Beverage is a very viable entity which will own a major stake in Global Beverage,” said Pearring.  “The combined entities create an outstanding platform to further develop our unique branding and distribution strategy.”

About XStream Beverage Network, Inc.

XStream Beverage is an emerging brand development and distribution company in the fast growing $21 billion ‘new age’ beverage industry.  XStream Beverage develops markets, sells and distributes innovative new age beverage natural sodas, fruit juices, and energy drinks.  In addition, XStream Beverage also operates as a wholesale distributor of highly recognized third party new age beverage brands such as Fiji Water, Arizona and Welch's.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include failure to complete successfully the development of new or enhanced products, the successful implementation of acquisition program, the Company’s future capital needs, the success of competitive products, fluctuations in costs, changes in consumer preferences and other items described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update any statements in this press release.